Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES 2021 EARNINGS

•Acquisition of County Bancorp, Inc. closed on December 3, adding approximately $1.4 billion in assets
•Net income of $16 million, compared to $8 million in prior quarter and $18 million in fourth quarter 2020, significantly impacted by our recent acquisitions
•Net income of $61 million and adjusted net income (non-GAAP) of $73 million for 2021, compared to net income of $60 million for 2020
•Earnings per diluted common share of $1.25 for fourth quarter and $5.44 for 2021
•Adjusted earnings per diluted common share (non-GAAP) of $1.83 for fourth quarter and $6.57 for 2021
•Return on average assets of 0.96% for fourth quarter and 1.15% for 2021
•Enhanced shareholder value with $61 million in stock repurchases for the year
•Better than projected year-end asset quality metrics

Green Bay, Wisconsin, January 18, 2022 - Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced fourth quarter 2021 net income of $16 million and earnings per diluted common share of $1.25, compared to $8 million and $0.73 for third quarter 2021, and $18 million and $1.74 for fourth quarter 2020, respectively. Annualized quarterly return on average assets was 0.96%, 0.59% and 1.58%, for fourth quarter 2021, third quarter 2021 and fourth quarter 2020, respectively.

Net income for the year ended December 31, 2021 was $61 million and earnings per diluted common share was $5.44, compared to net income of $60 million and earnings per diluted common share of $5.70 for 2020. Annualized return on average assets was 1.15% and 1.41% for the years ended December 31, 2021 and 2020, respectively.

Non-core items, and the related tax effect of each, in net income included merger and integration related expenses, Day 2 credit provision expense required under the CECL model, branch optimization costs, contract negotiation expenses and gains on other investments. Non-core items negatively impacted earnings per diluted common share $0.58 for fourth quarter 2021, $0.76 for third quarter 2021, and $0.05 for fourth quarter 2020. For the full year, non-core items negatively impacted diluted earnings per common share $1.13 for 2021 and $0.24 for 2020.

“As our fourth quarter numbers show, our financial and operating performance was strong. The successful integration of County showed that our team is adept at turning promises made into promises kept,” said Mike Daniels, President and CEO of Nicolet. “We stretched the team with two acquisitions (County and Mackinac) in a short time, and they responded well. The acquisitions brought us more than increased assets and earnings. They helped us add some good people and communities to the Nicolet family. We have great momentum heading into 2022, and our purpose to serve is resonating with our customers, employees, and the communities we serve. We will continue to purposefully serve our 3 Circles - customers, employees, and shareholders, as we move forward. This focus has served us well for over twenty years.”

On December 3, 2021, Nicolet completed its merger with County Bancorp, Inc. (“County”), pursuant to the terms of the definitive merger agreement dated June 22, 2021, at which time County merged with and into Nicolet, to become the premier agriculture lender throughout Wisconsin. County shareholders received, at the election of each holder, either $37.18 in cash or 0.48 shares of Nicolet common stock, subject to proration procedures such that 1,237,000 shares of County common stock were exchanged for cash, and the remaining shares were exchanged for Nicolet common stock. As a result, the total purchase price was $223 million, comprised of common stock consideration of $176 million from the issuance of approximately 2.4 million shares of Nicolet common stock and the remainder in cash consideration. Upon consummation, County added total assets of $1.4 billion, loans of $1.0 billion, deposits of $1.0 billion, and preliminary goodwill of $70 million.

On September 3, 2021, Nicolet completed its merger with Mackinac Financial Corporation (“Mackinac”), pursuant to the terms of the definitive merger agreement dated April 12, 2021, at which time Mackinac merged with and into Nicolet, expanding Nicolet prominently into Northern Michigan and the Upper Peninsula of Michigan, and adding to Nicolet’s presence in upper northeastern Wisconsin. Mackinac shareholders received fixed consideration of 0.22 shares of Nicolet common stock and $4.64 in cash for each share of Mackinac common stock owned, resulting in the issuance of 2.3 million shares of Nicolet common stock for stock consideration of $180 million and cash consideration of $49 million, or a total purchase price of $229 million. Upon consummation, Mackinac added total assets of $1.5 billion, loans of $0.9 billion, deposits of $1.4 billion, and preliminary goodwill of $84 million.

Evaluation of financial performance and balance sheet line items was impacted by the timing and size of Nicolet’s acquisitions of County and Mackinac. Certain income statement results, average balances and related ratios for 2021 include partial contributions from County and Mackinac, each from the respective acquisition date.

“As for the full year numbers, the $61 million in GAAP earnings represents another record year for Nicolet. However, by adjusting the numbers for both the Mackinac and County deals, with $14 million of Day 2 CECL credit provisions required on better than projected asset quality metrics, $1 million related to our branch optimization strategy, and $6 million in integration and merger related expenses, the non-GAAP earnings of $73 million offers a better understanding of the economic value that we created in 2021,” CEO Daniels added.

Executive Chairman of Nicolet Bob Atwell commented, “The excitement I observe as our bankers are out with our customers servicing the needs of our communities and all business lines working to fully integrate these last two acquisitions – that is the Nicolet Spirit and Culture fully engaged.”

Balance Sheet Review
At December 31, 2021, period end assets were $7.7 billion, an increase of $1.3 billion (20%) from September 30, 2021, largely due to the acquisition of County, which added $1.4 billion of assets at acquisition. Total loans increased $1.1 billion from September 30, 2021, with County adding loans of $1.0 billion at acquisition. Total deposits of $6.5 billion at December 31, 2021, increased $1.0 billion (19%) from September 30, 2021, largely due to the acquisition of County. Total capital was $892 million at December 31, 2021, an increase of $163 million since September 30, 2021, mostly due to the acquisition of County. For the quarter ended December 31, 2021, Nicolet repurchased 345,166 shares at a total cost of $27.8 million, or an average per share cost of $80.49.

Compared to December 31, 2020, period end assets increased $3.1 billion (69%), largely due to the acquisitions of Mackinac and County. Total loans increased $1.8 billion and total deposits increased $2.6 billion from December 31, 2020, also largely due to the acquisitions of Mackinac and County. Total capital was $892 million at December 31, 2021, an increase of $353 million since December 31, 2020, mostly due to the stock issued in the Mackinac and County acquisitions. For the year ended December 31, 2021, Nicolet repurchased 793,064 shares at a total cost of $61.5 million, or an average per share cost of $77.50.

During 2020, we originated 2,725 PPP loans totaling $351 million, bearing a 1% contractual rate, and earned a $12.3 million fee. During 2021, under the latest round of the SBA’s program, Nicolet originated 2,205 PPP loans totaling $160 million and earned a $9.3 million fee. Of the total fees, $5.7 million was accreted into interest in 2020 and $15.2 million was accreted in 2021. At December 31, 2021, the net carrying value of all remaining PPP loans was $25 million (1% of total loans), compared to $72 million (2% of total loans) at September 30, 2021, and $186 million (7% of total loans) at December 31, 2020, reflecting continued loan forgiveness.

Asset Quality
Nonperforming assets were $56 million at December 31, 2021 consisting of $44 million of nonaccrual loans (largely comprised of County’s previously identified nonaccrual ag loans) and $12 million of other real estate owned (primarily closed bank branch properties yet to be sold), and representing 0.73% of total assets, compared to $21 million or 0.33% at September 30, 2021, and $13 million or 0.29% at December 31, 2020. Since the prior quarter, the allowance for credit losses-loans increased $11 million to $50 million, mostly due to the Day 2 allowance increase from the acquisition of County. Compared to December 31, 2020, the allowance for credit losses-loans increased $17 million, with $14 million attributable to the Day 2 allowance increase from the Mackinac and County acquisitions. At December 31, 2021, the allowance represented 1.07% of total loans.

Income Statement Review - Year
Net income for the year ended December 31, 2021 was $61 million, compared to net income of $60 million for the full year 2020.

Net interest income increased 22% to $158 million for the year ended December 31, 2021, the net of $22 million higher interest income and $6 million lower interest expense. The net interest margin for 2021 was 3.37%, down 1bp from 3.38% for 2020. The yield on interest-earning assets decreased 24bps (to 3.66%), due to the change in mix of interest-earnings assets (including a higher proportion of lower yielding cash assets) and continued PPP loan forgiveness, while the cost of funds decreased 32bps (to 0.43%) for full year 2021, attributable mainly to the change in mix of interest-bearing liabilities.

Average interest-earning assets of $4.7 billion for full year 2021 were up $870 million (23%) from full year 2020. The higher average loans and investment securities were largely due to the timing of the Mackinac and County acquisitions, while the higher balances in other interest-earning assets (up $225 million, mostly cash) were due to the increased liquidity of businesses and consumers, resulting in a shift in the mix of average interest-earning assets. Other interest-earning assets increased to 17% of total interest-earning assets for full year 2021 (compared to 15% for 2020), while the percentage of loans decreased to represent 67% of total interest-earning assets for 2021 (compared to 72% in the prior year) and investment securities increased to represent 16% of total interest-earning assets for 2021 (compared to 13% in 2020). Average interest-bearing liabilities of $3.1 billion increased $480 million from 2020, mostly due to higher average interest-bearing deposits (up $623 million), partly offset by lower wholesale funding (mainly the early repayment of PPPLF in fourth quarter 2020).

Noninterest income was $67 million for full year 2021, up $5 million (8%) over full year 2020. Excluding net asset gains (losses), noninterest income for 2021 was $63 million, down $1 million compared to 2020. Net mortgage income of $22 million remained strong in 2021, though slower than the record levels experienced in 2020. Trust services fee income and brokerage fee income combined increased $4 million (23%) over last year. Card interchange income grew $2 million (31%) to $9 million in 2021 due to higher volume and activity. Net asset gains for full year 2021 were $4 million (comprised primarily of market gains on equity investments), compared to net asset losses of $2 million for full year 2020 (mostly from $1 million market losses on equity investments and $1 million of net losses on branch other real estate owned write-downs).

Noninterest expense of $129 million for full year 2021 increased $29 million (28%) over full year 2020. Personnel expense increased $13 million (24%) year over year, reflecting higher salaries from the larger employee base and merit increases between the years, as well as increased incentive compensation and fringe benefits. Non-personnel expenses increased $15 million (35%) largely due to higher merger-related expense, increased occupancy, equipment and data processing costs for a larger operating base, as well as higher professional fees, director fees, and costs to carry closed bank branches.

Income Statement Review - Quarter
Net income for fourth quarter 2021 was $16 million, compared to net income of $8 million for third quarter 2021 and net income of $18 million for fourth quarter 2020.

Net interest income was $54 million for fourth quarter 2021, $18 million (52%) higher than third quarter 2021, the net of $19 million higher interest income and $1 million higher interest expense. Average interest-earning assets of $5.9 billion were up $1.2 billion from third quarter 2021, with higher average loans (up $876 million, mostly due to the timing of the Mackinac and County acquisitions) and higher average investment securities (up $658 million, largely due to the re-investment of approximately $0.5 billion excess cash liquidity into U.S. Treasury securities of varying yields and durations), partly offset by lower balances in other interest-earning assets (down $345 million, mostly cash from the re-investment noted above), resulting in a shift in the mix of average interest-earning assets. Other interest-earning assets decreased to 12% of total interest-earning assets for fourth quarter 2021 (compared to 22% for third quarter 2021), while the percentage of loans increased to represent 67% of total interest-earning assets for fourth quarter 2021 (compared to 65% in the prior quarter) and investment securities increased to represent 21% of total interest-earning assets for fourth quarter 2021 (compared to 13% in the prior quarter). Average interest-bearing liabilities of $4.0 billion increased $913 million from third quarter 2021, mostly due to higher average interest-bearing deposits (up $885 million, mostly due to the timing of the Mackinac and County acquisitions).

The net interest margin for fourth quarter 2021 was 3.57%, up 63bps from 2.94% for third quarter 2021. The yield on interest-earning assets increased 61bps (to 3.85%), due to the change in mix of interest-earnings assets (including a lower proportion of lower yielding cash assets), continued PPP loan forgiveness, and higher yield on all other loans (up 33bps from the prior quarter). The cost of funds decreased 6bps (to 0.40%) for fourth quarter 2021, attributable mainly to the higher amount of low cost deposits.

Noninterest income was $16 million for fourth quarter 2021, up $2 million (15%) compared to third quarter 2021. Excluding net asset gains (losses), noninterest income was up slightly (3%) from third quarter 2021, largely due to higher card interchange volumes and service charges on deposit accounts. Net mortgage income of $5 million remains strong, though continues to slow from the record levels experienced in 2020. Net asset gains were $0.5 million (comprised primarily of gains on asset sales), compared to net asset losses of $1 million in third quarter 2021 (comprised primarily of market losses on an equity investment).

Noninterest expense of $39 million increased $6 million (19%) from third quarter 2021. Personnel expense increased $5 million (27%) from third quarter 2021, reflecting the larger employee base. Non-personnel expenses increased $2 million (11%) largely due to higher occupancy and data processing expense of a larger operating base.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial, agricultural and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin, Northern Michigan and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Use of Non-GAAP Financial Measures
This communication contains non-GAAP financial measures, such as non-GAAP net income, non-GAAP earnings per diluted common share, tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets, where management believes such measures to be helpful to management, investors and others in understanding Nicolet’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measures, as well as the reconciliation of the non-GAAP measures to the GAAP financial measures, are provided. See “Reconciliation of Non-GAAP Financial Measures (Unaudited)” below. The non-GAAP net income measure and related reconciliation provide information useful to investors in understanding the operating performance and trends of Nicolet and also aid investors in comparing Nicolet’s financial performance to the financial performance of peer banks. Management considers non-GAAP financial ratios to be critical metrics with which to analyze and evaluate financial condition and capital strengths. While non-GAAP financial measures are frequently used by stakeholders in the evaluation of a corporation, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

Forward Looking Statements “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this communication, which are not statements of historical fact, constitute forward-looking statements within the meaning of the federal securities law. Such statements include, but are not limited to, statements about Nicolet’s business plans, objectives, expectations and intentions, including without limitation Nicolet’s momentum heading into 2022 and business focus moving forward, all of which is subject to numerous assumptions, risks and uncertainties. Words or phrases such as “anticipate,” “believe,” “aim,” “can,” “conclude,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “outlook,” “possible,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “will likely,” “would,” or the negative of these terms or other comparable terminology, as well as similar expressions, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors disclosed in reports filed by Nicolet with the SEC, risks and uncertainties that may cause actual results or outcomes to differ materially from those anticipated include, but are not limited to: (1) the possibility that any of the anticipated benefits of Nicolet’s 2021 acquisitions of Mackinac and/or County will not be realized or will not be realized within the expected time period; (2) diversion of management’s attention from ongoing business operations and opportunities due to the mergers; (3) the challenges of integrating and retaining key employees of Nicolet, including those who joined Nicolet from Mackinac and County; (4) the effect of the mergers on Nicolet’s and/or Mackinac’s or County’s historic customer and employee relationships and operating results; (5) the magnitude and duration of the COVID pandemic and its impact on the global economy and financial market conditions and Nicolet’s business, results of operations and financial condition; (6) changes in consumer demand for financial services; and (7) general competitive, economic, political and market conditions and fluctuations. Please refer to Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2020, as well as its other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

The COVID pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic financial markets could adversely affect Nicolet’s revenues and the values of its assets and liabilities, lead to a tightening of credit, and increase stock price volatility. In addition, the COVID pandemic may result in changes to statutes, regulations, or regulatory policies or practices that could affect Nicolet in substantial and unpredictable ways.

All forward-looking statements included in this communication are made as of the date hereof and are based on information available to management at that time. Except as required by law, Nicolet does not assume any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

Nicolet Bankshares, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)	12/31/2021	09/30/2021	06/30/2021	03/31/2021	12/31/2020
Assets:
Cash and due from banks	$209,349	$217,608	$77,634	$61,295	$88,460
Interest-earning deposits	385,943	1,132,997	714,772	674,559	714,399
Cash and cash equivalents	595,292	1,350,605	792,406	735,854	802,859
Certificates of deposit in other banks	21,920	24,079	23,387	27,296	29,521
Securities available for sale, at fair value	921,661	715,942	562,028	558,229	539,337
Securities held to maturity, at amortized cost	651,803	49,063	—	—	—
Other investments	44,008	38,602	33,440	28,248	27,619
Loans held for sale	6,447	16,784	11,235	16,883	21,450
Other assets held for sale	199,833	177,627	—	—	—
Loans	4,621,836	3,533,198	2,820,331	2,846,351	2,789,101
Allowance for credit losses - loans	(49,672)	(38,399)	(32,561)	(32,626)	(32,173)
Loans, net	4,572,164	3,494,799	2,787,770	2,813,725	2,756,928
Premises and equipment, net	94,566	83,513	61,618	59,413	59,944
Bank owned life insurance ("BOLI")	134,476	100,690	84,347	83,788	83,262
Goodwill and other intangibles, net	339,492	269,954	173,711	174,501	175,353
Accrued interest receivable and other assets	113,375	86,162	57,405	45,867	55,516
Total assets	$7,695,037	$6,407,820	$4,587,347	$4,543,804	$4,551,789

Liabilities and Stockholders' Equity
Liabilities:
Noninterest-bearing demand deposits	$1,975,705	$1,852,119	$1,324,994	$1,216,477	$1,212,787
Interest-bearing deposits	4,490,211	3,576,655	2,614,028	2,684,117	2,697,612
Total deposits	6,465,916	5,428,774	3,939,022	3,900,594	3,910,399
Short-term borrowings	—	—	—	—	—
Long-term borrowings	216,915	144,233	45,108	43,988	53,869
Other liabilities held for sale	51,586	47,496	—	—	—
Accrued interest payable and other liabilities	68,729	58,039	43,822	49,176	48,332
Total liabilities	6,803,146	5,678,542	4,027,952	3,993,758	4,012,600
Stockholders' Equity:
Common stock	140	120	98	100	100
Additional paid-in capital	575,045	425,367	261,096	271,388	273,390
Retained earnings	313,604	297,299	289,475	271,191	252,952
Accumulated other comprehensive income (loss)	3,102	6,492	8,726	7,367	12,747
Total Nicolet stockholders' equity	891,891	729,278	559,395	550,046	539,189
Total liabilities and stockholders' equity	$7,695,037	$6,407,820	$4,587,347	$4,543,804	$4,551,789

Common shares outstanding	13,994,079	11,952,438	9,843,141	9,987,897	10,011,342

Nicolet Bankshares, Inc.
Consolidated Statements of Income (Unaudited)
	At or for the Three Months Ended					At or for the Years Ended
(In thousands, except per share data)	12/31/2021	09/30/2021	06/30/2021	03/31/2021	12/31/2020	12/31/2021	12/31/2020
Interest income:
Loans, including loan fees	$52,292	$35,294	$35,111	$33,862	$34,781	$156,559	$136,372
Taxable investment securities	3,999	2,061	2,060	1,814	2,003	9,934	8,118
Tax-exempt investment securities	575	517	520	545	559	2,157	2,101
Other interest income	769	869	616	655	694	2,909	2,611
Total interest income	57,635	38,741	38,307	36,876	38,037	171,559	149,202
Interest expense:
Deposits	2,649	2,444	2,433	2,922	3,445	10,448	16,641
Short-term borrowings	1	—	—	—	1	1	66
Long-term borrowings	1,426	1,113	303	313	573	3,155	3,157
Total interest expense	4,076	3,557	2,736	3,235	4,019	13,604	19,864
Net interest income	53,559	35,184	35,571	33,641	34,018	157,955	129,338
Provision for credit losses	8,400	6,000	—	500	1,300	14,900	10,300
Net interest income after provision for credit losses	45,159	29,184	35,571	33,141	32,718	143,055	119,038
Noninterest income:
Trust services fee income	2,050	2,043	1,906	1,775	1,746	7,774	6,463
Brokerage fee income	3,205	3,154	2,991	2,793	2,673	12,143	9,753
Mortgage income, net	4,518	4,808	5,599	7,230	7,842	22,155	29,807
Service charges on deposit accounts	1,482	1,314	1,136	1,091	1,133	5,023	4,208
Card interchange income	2,671	2,299	2,266	1,927	1,922	9,163	6,998
BOLI income	722	572	559	527	936	2,380	2,710
Asset gains (losses), net	465	(1,187)	4,192	711	(620)	4,181	(1,805)
Other noninterest income	951	993	1,529	1,072	1,247	4,545	4,492
Total noninterest income	16,064	13,996	20,178	17,126	16,879	67,364	62,626
Noninterest expense:
Personnel expense	21,491	16,927	17,084	15,116	15,244	70,618	57,121
Occupancy, equipment and office	7,119	5,749	4,053	4,137	4,102	21,058	16,718
Business development and marketing	1,550	1,654	1,210	989	713	5,403	5,396
Data processing	3,582	2,939	2,811	2,658	2,921	11,990	10,495
Intangibles amortization	1,094	758	790	852	860	3,494	3,567
FDIC assessments	480	480	480	595	360	2,035	707
Merger-related expense	2,202	2,793	656	—	167	5,651	1,020
Other noninterest expense	1,890	1,761	3,663	1,734	1,000	9,048	5,695
Total noninterest expense	39,408	33,061	30,747	26,081	25,367	129,297	100,719
Income before income tax expense	21,815	10,119	25,002	24,186	24,230	81,122	80,945
Income tax expense	5,510	2,295	6,718	5,947	6,145	20,470	20,476
Net income	16,305	7,824	18,284	18,239	18,085	60,652	60,469
Net income attributable to noncontrolling interest	—	—	—	—	98	—	347
Net income attributable to Nicolet	$16,305	$7,824	$18,284	$18,239	$17,987	$60,652	$60,122
Earnings per common share:
Basic	$1.29	$0.75	$1.85	$1.82	$1.79	$5.65	$5.82
Diluted	$1.25	$0.73	$1.77	$1.75	$1.74	$5.44	$5.70
Common shares outstanding:
Basic weighted average	12,626	10,392	9,902	9,998	10,074	10,736	10,337
Diluted weighted average	13,049	10,776	10,326	10,403	10,350	11,145	10,541

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	At or for the Three Months Ended					At or for the Years Ended
(In thousands, except share & per share data)	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020	12/31/2021	12/31/2020
Selected Average Balances:
Loans	$3,952,330	$3,076,422	$2,869,105	$2,825,664	$2,868,827	$3,183,681	$2,787,587
Investment securities	1,269,562	611,870	537,632	528,342	520,867	738,540	490,209
Interest-earning assets	5,923,581	4,734,768	4,109,394	4,089,603	4,091,460	4,719,417	3,849,812
Cash and cash equivalents	839,607	1,100,153	716,873	750,075	714,031	852,603	584,159
Goodwill and other intangibles, net	294,051	201,748	174,026	174,825	175,678	211,463	168,802
Total assets	6,772,363	5,246,193	4,527,839	4,514,927	4,515,226	5,271,463	4,255,207
Deposits	5,754,778	4,448,468	3,897,797	3,875,205	3,793,430	4,499,087	3,439,748
Interest-bearing liabilities	4,006,307	3,093,031	2,684,871	2,764,232	2,744,578	3,140,393	2,660,508
Stockholders’ equity (common)	784,666	608,946	550,974	544,541	537,920	622,903	527,428
Selected Ratios: (1)
Book value per common share	$63.73	$61.01	$56.83	$55.07	$53.86	$63.73	$53.86
Tangible book value per common share (2)	$39.47	$38.43	$39.18	$37.60	$36.34	$39.47	$36.34
Return on average assets	0.96%	0.59%	1.62%	1.64%	1.58%	1.15%	1.41%
Return on average common equity	8.24	5.10	13.31	13.58	13.30	9.74	11.40
Return on average tangible common equity (2)	13.19	7.62	19.46	20.01	19.75	14.74	16.76
Average equity to average assets	11.59	11.61	12.17	12.06	11.91	11.82	12.39
Stockholders’ equity to assets	11.59	11.38	12.19	12.11	11.85	11.59	11.85
Tangible common equity to tangible assets (2)	7.51	7.48	8.74	8.60	8.31	7.51	8.31
Net interest margin	3.57	2.94	3.45	3.31	3.29	3.37	3.38
Efficiency ratio	56.73	65.32	59.37	51.84	48.99	58.20	51.72
Effective tax rate	25.26	22.68	26.87	24.59	25.36	25.23	25.30
Selected Asset Quality Information:
Nonaccrual loans	$44,154	$16,715	$6,932	$8,965	$9,455	$44,154	$9,455
Other real estate owned - closed branches	10,307	2,895	2,895	3,495	3,608	10,307	3,608
Other real estate owned	1,648	1,574	—	302	—	1,648	—
Nonperforming assets	$56,109	$21,184	$9,827	$12,762	$13,063	$56,109	$13,063
Net loan charge-offs (recoveries)	$(10)	$58	$65	$47	$515	$160	$1,384
Allowance for credit losses-loans to loans	1.07%	1.09%	1.15%	1.15%	1.15%	1.07%	1.15%
Net loan charge-offs to average loans (1)	0.00	0.01	0.01	0.01	0.07	0.01	0.05
Nonperforming loans to total loans	0.96	0.47	0.25	0.31	0.34	0.96	0.34
Nonperforming assets to total assets	0.73	0.33	0.21	0.28	0.29	0.73	0.29
Stock Repurchase Information:
Common stock repurchased (dollars) (3)	$27,784	$17,125	$12,453	$4,102	$12,909	$61,464	$40,544
Common stock repurchased (full shares) (3)	345,166	233,594	157,418	56,886	205,001	793,064	646,748
(1)Income statement-related ratios for partial-year periods are annualized.
(2)See Reconcilation of Non-GAAP Financial Measures below for a reconciliation of these financial measures.
(3)Reflects common stock repurchased under board of director authorizations for the common stock repurchase program.

Nicolet Bankshares, Inc.
Net Interest Income and Net Interest Margin Analysis (Unaudited)

	At or for the Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average		Average	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
PPP loans	$46,694	$5,549	46.50%	$109,318	$2,310	8.27%	$282,736	$3,799	5.26%
Total loans ex PPP	3,905,636	46,770	4.70%	2,967,104	33,001	4.37%	2,586,091	31,005	4.71%
Total loans (1) (2)	3,952,330	52,319	5.20%	3,076,422	35,311	4.51%	2,868,827	34,804	4.76%
Investment securities (2)	1,269,562	4,860	1.53%	611,870	2,805	1.83%	520,867	2,799	2.15%
Other interest-earning assets	701,689	769	0.43%	1,046,476	869	0.33%	701,766	694	0.39%
Total interest-earning assets	5,923,581	$57,948	3.85%	4,734,768	$38,985	3.24%	4,091,460	$38,297	3.68%
Other assets, net	848,782			511,425			423,766
Total assets	$6,772,363			$5,246,193			$4,515,226
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits	$3,456,699	$1,743	0.20%	$2,665,252	$1,550	0.23%	$2,285,858	$2,269	0.39%
Brokered deposits	377,390	906	0.95%	284,164	894	1.25%	320,237	1,176	1.46%
Total interest-bearing deposits	3,834,089	2,649	0.27%	2,949,416	2,444	0.33%	2,606,095	3,445	0.53%
PPPLF	—	—	0.00%	—	—	0.00%	72,582	64	0.35%
Other interest-bearing liabilities	172,218	1,427	3.30%	143,615	1,113	3.08%	65,901	510	3.04%
Total interest-bearing liabilities	4,006,307	$4,076	0.40%	3,093,031	$3,557	0.46%	2,744,578	$4,019	0.58%
Noninterest-bearing demand deposits	1,920,689			1,499,052			1,187,335
Other liabilities	60,701			45,164			45,393
Stockholders' equity	784,666			608,946			537,920
Total liabilities and stockholders' equity	$6,772,363			$5,246,193			$4,515,226
Net interest income and rate spread		$53,872	3.45%		$35,428	2.78%		$34,278	3.10%
Net interest margin			3.57%			2.94%			3.29%

	At or for the Years Ended
	December 31, 2021			December 31, 2020
	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
PPP loans	$141,510	$16,672	11.78%	$220,544	$8,062	3.66%
Total loans ex PPP	3,042,171	139,972	4.60%	2,567,043	128,419	5.00%
Total loans (1) (2)	3,183,681	156,644	4.92%	2,787,587	136,481	4.90%
Investment securities (2)	738,540	13,047	1.77%	490,209	11,079	2.26%
Other interest-earning assets	797,196	2,909	0.36%	572,016	2,611	0.46%
Total interest-earning assets	4,719,417	$172,600	3.66%	3,849,812	$150,171	3.90%
Other assets, net	552,046			405,395
Total assets	$5,271,463			$4,255,207
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits	$2,729,146	$6,657	0.24%	$2,124,634	$12,163	0.57%
Brokered deposits	308,091	3,791	1.23%	289,489	4,478	1.55%
Total interest-bearing deposits	3,037,237	10,448	0.34%	2,414,123	16,641	0.69%
PPPLF	—	—	0.00%	161,634	571	0.35%
Other interest-bearing liabilities	103,156	3,156	3.06%	84,751	2,652	3.13%
Total interest-bearing liabilities	3,140,393	$13,604	0.43%	2,660,508	$19,864	0.75%
Noninterest-bearing demand deposits	1,461,850			1,025,625
Other liabilities	46,317			41,646
Stockholders' equity	622,903			527,428
Total liabilities and stockholders' equity	$5,271,463			$4,255,207
Net interest income and rate spread		$158,996	3.23%		$130,307	3.15%
Net interest margin			3.37%			3.38%
(1) Nonaccrual loans and loans held for sale are included in the daily average loan balances outstanding.
(2) The yield on tax-exempt loans and tax-exempt investment securities is computed on a tax-equivalent basis using a federal tax rate of 21%, and adjusted for the disallowance of interest expense.

Nicolet Bankshares, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
	At or for the Three Months Ended					At or for the Years Ended
(In thousands, except per share data)	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020	12/31/2021	12/31/2020
Adjusted net income reconciliation: (1)
Net income attributable to Nicolet (GAAP)	$16,305	$7,824	$18,284	$18,239	$17,987	$60,652	$60,122
Adjustments:
Provision expense related to merger	8,400	6,000	—	—	—	14,400	—
Assets (gains) losses, net	(465)	1,187	(4,192)	(711)	620	(4,181)	1,805
Merger-related expense	2,202	2,793	656	—	167	5,651	1,020
Branch closure expense	—	944	—	—	—	944	500
Adjustments subtotal	10,137	10,924	(3,536)	(711)	787	16,814	3,325
Tax on Adjustments (25%)	2,534	2,731	(884)	(178)	197	4,204	831
Adjustments, net of tax	7,603	8,193	(2,652)	(533)	590	12,611	2,494
Adjusted net income attributable to Nicolet (Non-GAAP)	$23,908	$16,017	$15,632	$17,706	$18,577	$73,263	$62,616
Common shares outstanding:
Weighted average diluted common shares	13,049	10,776	10,326	10,403	10,350	11,145	10,541
Diluted earnings per common share:
Diluted earnings per common share (GAAP)	$1.25	$0.73	$1.77	$1.75	$1.74	$5.44	$5.70
Adjusted Diluted earnings per common share (Non-GAAP)	$1.83	$1.49	$1.51	$1.70	$1.79	$6.57	$5.94
Tangible assets: (2)
Total assets	$7,695,037	$6,407,820	$4,587,347	$4,543,804	$4,551,789
Goodwill and other intangibles, net	339,492	269,954	173,711	174,501	175,353
Tangible assets	$7,355,545	$6,137,866	$4,413,636	$4,369,303	$4,376,436
Tangible common equity: (2)
Stockholders’ equity	$891,891	$729,278	$559,395	$550,046	$539,189
Goodwill and other intangibles, net	339,492	269,954	173,711	174,501	175,353
Tangible common equity	$552,399	$459,324	$385,684	$375,545	$363,836
Tangible average common equity: (2)
Average stockholders’ equity (common)	$784,666	$608,946	$550,974	$544,541	$537,920	$622,903	$527,428
Average goodwill and other intangibles, net	294,051	201,748	174,026	174,825	175,678	211,463	168,802
Average tangible common equity	$490,615	$407,198	$376,948	$369,716	$362,242	$411,440	$358,626
(1)The adjusted net income measure and related reconciliation provide information useful to investors in understanding the operating performance and trends of Nicolet and also to aid investors in the comparison of Nicolet’s financial performance to the financial performance of peer banks.
(2)The ratios of tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets exclude goodwill and other intangibles, net. These financial ratios have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength.